Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 13, 2012, with respect to the financial statements of Aldagen, Inc. included in the Post-Effective Amendment No. 3 to Form S-1 (No. 333-170747) and related Prospectus of Cytomedix, Inc. for the registration of 12,336,538 shares of its common stock.

/s/ Ernst & Young LLP

Raleigh, North Carolina

April 9, 2012